FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1530	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1533

WESTERN REFINING LOGISTICS TO PARTICIPATE IN THE 2014 WELLS FARGO SECURITIES RESEARCH, ECONOMICS & STRATEGY 13TH ANNUAL ENERGY SYMPOSIUM

EL PASO, Texas – December 8, 2014 - Western Refining Logistics, LP (NYSE:WNRL) today announced that Company management will participate in the Wells Fargo Securities Research, Economics & Strategy 13th Annual Energy Symposium in New York City, on Tuesday, December 9, 2014. The presentation is currently scheduled for 9:15 a.m. ET and will be webcast live. A link to the live webcast and presentation will be available on the Investor Relations section of Western Refining Logistics’ website at www.wnrl.com beginning December 9, 2014, and will remain available in accordance with the Company’s investor presentation archive policy.

About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop, and acquire terminals, storage tanks, pipelines, and other logistics assets related to the terminalling, transportation, and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics’ assets include approximately 300 miles of pipelines, approximately eight million barrels of active storage capacity, distribution of wholesale petroleum products, and crude oil trucking.

More information about Western Refining Logistics is available at www.wnrl.com.